PROSPECTUS ADDENDUM Dated February 6, 2025 Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-283672

PROSPECTUS ADDENDUM

(to Prospectus Supplements dated as of various

dates and Prospectus dated February 6, 2025)

UBS AG

Debt Securities and Warrants

The initial offering of your debt securities that are part of a series entitled “Medium Term Notes, Series A” or warrants that are part of a series entitled “Universal Warrants” (each, “securities”) took place on the date set forth in the applicable prospectus supplement, final terms supplement or pricing supplement relating to your securities (each, the “applicable supplement”) each of which supplements and forms part of the offering documents relating to your securities. UBS AG delivered the applicable supplement as part of the offering documents which incorporated a “base” prospectus dated on or before May 27, 2022 (in each case, a “prior base prospectus”).

UBS AG has now prepared a new “base” prospectus dated February 6, 2025 (the “new base prospectus”). The new base prospectus replaces the prior base prospectuses.

Because the terms of your securities otherwise have remained the same, UBS AG is continuing to use the applicable supplement. As a result, you should read the applicable supplement which gives the specific terms of your securities, together with the new base prospectus. When you read these documents, please note that all references in the applicable supplement to a prior base prospectus or to any sections of the prior base prospectus, should refer instead to the new base prospectus, or to the corresponding section of the new base prospectus. In addition, please note that instead of using the website links to a prior base prospectus in the applicable supplement relating to your securities, you should use the following website link to access the new base prospectus:

http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

In addition, please disregard the table of contents for any prior base prospectus that is provided in the applicable supplement for your securities. A table of contents for the new base prospectus is provided on page 1 of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the applicable supplement and the new base prospectus, in connection with offers and sales of the securities in market-making transactions. Please see “Supplemental Plan of Distribution” or “Supplemental Plan of Distribution; Conflicts of Interest”, as applicable, in the applicable supplement for your securities and “Plan of Distribution” in the new base prospectus.

UBS Securities LLC	UBS Investment Bank
Prospectus Addendum dated February 6, 2025